Exhibit 99.6

Report of Reporting Accountant

The accounting policies and calculations underlying the Profit Estimate included in Exhibit 99.5 have been reported upon by the U.S. firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm. PricewaterhouseCoopers LLP’s report (the “PwC Report”) is set forth below.

PricewaterhouseCoopers LLP has prepared the PwC Report at our request solely to enable us to meet certain of our obligations pursuant to Rule 28.3(b) of The City Code on Takeovers and Mergers (the “Takeover Code”) in the United Kingdom. The Takeover Code applies to the possible combination with Cadbury plc (the “Offer”) because Cadbury plc has its registered office in the United Kingdom and its securities are admitted to trading on the London Stock Exchange. Rule 28.4 of the Takeover Code requires that documents published in connection with the Offer (including this Form 8-K) include an accountants’ report on the Profit Estimate because we published the Profit Estimate during the offer period (as defined in the Takeover Code).

We are not required to provide the PwC Report by the U.S. securities laws, the rules of the SEC, or any other applicable U.S. law. Accordingly, the PwC Report is intended to be relied upon only by those persons to whom it is expressly addressed and the Cadbury plc shareholders to which the Offer is made and should not be relied upon by any other person.

The PwC Report was prepared in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. It was not prepared in accordance with auditing or other standards and practices generally accepted in the United States of America, or other jurisdictions, nor the auditing standards and practices of the Public Company Accounting Oversight Board (United States), nor does it constitute an examination, compilation or review under those standards and practices. Accordingly, it should not be relied upon as if it had been carried out in accordance with those U.S. standards and practices or any standards other than the U.K. standards mentioned above. Additionally, to the extent permitted by law and as set forth in the PwC Report, PricewaterhouseCoopers LLP’s liability for the PwC Report, which is addressed to our Board of Directors and our financial advisers, is limited to any responsibility PricewaterhouseCoopers LLP may have to the addressees of the Report and Cadbury plc’s shareholders as a result of inclusion of this report in this Form 8-K.

Cadbury plc shareholders should review the PwC Report in its entirety, and the foregoing statements are qualified by reference to the full PwC Report.

The Directors

Kraft Foods Inc.

Three Lakes Drive

Northfield, Illinois, 60093

United States of America

Lazard & Co., Limited

50 Stratton Street

London, W1J 8LL

United Kingdom

Centerview Partners UK LLP

Ryder Court

14 Ryder Street

London SW1Y 6QB

United Kingdom

Citigroup Global Markets Limited

Citigroup Centre

London, E14 5LB

United Kingdom

Deutsche Bank AG, London Branch

Winchester House

1 Great Winchester Street

London, EC2N 2DB

United Kingdom

19 January 2010

Dear Sirs

Kraft Foods Inc.

We report on the profit estimate comprising the statement by Kraft Foods Inc. (“Kraft Foods”) in respect of diluted earnings per share of Kraft Foods and its consolidated subsidiaries (together the “Kraft Foods Group”) for the year ended 31 December 2009 (the “Profit Estimate”). The Profit Estimate and the basis on which it is prepared, is set out in Exhibit 99.5 of this Form 8-K furnished by Kraft Foods dated 19 January 2010 (the “Form 8-K”).

This report is required by Rule 28.3(b) of the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers (the “Takeover Code”) and is given for the purpose of complying with that rule and for no other purpose.

Responsibilities

It is the responsibility of the directors of Kraft Foods (the “Kraft Foods Directors”) to prepare the Profit Estimate in accordance with the requirements of the Takeover Code. In preparing the Profit Estimate the Directors are responsible for correcting errors that they have identified which may have arisen in unaudited financial results and unaudited management accounts used as the basis of preparation for the Profit Estimate.

It is our responsibility to form an opinion as required by Rule 28.3(b) of the Takeover Code as to the proper compilation of the Profit Estimate and to report that opinion to you.

Save for any responsibility which we may have to those persons to whom this report is expressly addressed or to the shareholders of Cadbury plc as a result of the inclusion of this report in the Form 8-K under Rule 28.3(b) of the Takeover Code, to the fullest extent permitted by law we do not assume any responsibility and will not accept any liability to any other person for any loss suffered by any such other person as a result of, arising out of, or in connection with this report or our statement, required by and given solely for the purposes of complying with Rule 28.4 of the Takeover Code, consenting to its inclusion in the Form 8-K.

Basis of Preparation of the Profit Estimate

The Profit Estimate has been prepared on the basis stated in Exhibit 99.5 of the Form 8-K and is based on the unaudited interim financial results for the nine months ended 30 September 2009, the unaudited management accounts for the two months ended 30 November 2009 and an estimate of the results of Kraft Foods for the one month ended 31 December 2009. The Profit Estimate is required to be presented on a basis consistent with the accounting policies of the Kraft Foods Group.

Basis of Opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. Our work included evaluating the basis on which the historical financial information for the eleven months to 30 November 2009 included in the Profit Estimate has been prepared and considering whether the Profit Estimate has been accurately computed using that information and whether the basis of accounting used is consistent with the accounting policies of the Kraft Foods Group.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the Profit Estimate has been properly compiled on the basis stated.

However, the Profit Estimate has not been audited. The actual results reported, therefore, may be affected by revisions required to accounting estimates due to changes in circumstances, the impact of unforeseen events and the correction of errors in the interim financial results or management accounts. Consequently we can express no opinion as to whether the actual results achieved will correspond to those shown in the Profit Estimate and the difference may be material.

Our work on the Profit Estimate does not constitute an audit. Our work has not been carried out in accordance with auditing or other standards and practices generally accepted in the United States of America, or other jurisdictions (other than in the United Kingdom), nor the auditing standards and practices of the Public Company Accounting Oversight Board (United States), nor does it constitute an examination, compilation or review under those standards and practices. Accordingly, it should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion, the Profit Estimate has been properly compiled on the basis stated and the basis of accounting used is consistent with the accounting policies of the Kraft Foods Group.

Yours faithfully

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

PricewaterhouseCoopers LLP has given and not withdrawn its consent to the publication of this Form 8-K dated 19 January 2010 with the inclusion of its report in the form and context in which it appears. This is not a consent pursuant to or as contemplated or referenced by the U.S. Securities Act of 1933 or any other U.S. law, rule or regulation.